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                                                                      Exhibit 21



                         Subsidiaries of the Registrant


Kellstrom Commercial Aircraft, Inc.                         Delaware
Solair, Inc.                                                Florida
Certified Aircraft Parts, Inc.                              Florida
Kellstrom International Sales Corporation                   U.S. Virgin Islands